TRANSGLOBE ENERGY CORPORATION APPOINTS
MS. SUSAN MACKENZIE TO BOARD OF DIRECTORS

TSX: “TGL” & NASDAQ: “TGA”

Calgary, Alberta, April 22, 2014 – TransGlobe Energy Corporation ("TransGlobe" or the “Company”) is pleased to announce the appointment of Ms. Susan MacKenzie to its Board of Directors.

Ms. MacKenzie has been an independent consultant since September 2010. Prior thereto, Susan served as Chief Operating Officer with Oilsands Quest Inc., from April 2010 to September 2010. Prior to that, was employed for 12 years at Petro-Canada (an integrated oil and gas company) where she held senior and executive roles including Vice-President of In Situ Development & Operations and Vice-President of Human Resources until Petro Canada was merged with Suncor Energy Inc. in 2009. Susan was also with Amoco Canada for 14 years in a variety of engineering and leadership roles in natural gas, conventional oil and heavy oil exploitation.

Ms. MacKenzie holds a Bachelor of Engineering (Mechanical) degree from McGill University, an MBA from the University of Calgary and is a member of the Association of Professional Engineers and Geoscientists of Alberta (APEGA). Ms. MacKenzie also holds the ICD.D designation from the Institute of Corporate Directors.

Ms. MacKenzie serves and has previously served on several public, private and charitable boards.

“We are very pleased to have Susan join our Board and look forward to her contributions as an independent director of TransGlobe” stated Rob Jennings, Chairman of the Board of Directors.

TransGlobe Energy Corporation is a Calgary-based, growth-oriented oil and gas exploration and development company focused on the Middle East/North Africa region with production operations in the Arab Republic of Egypt and the Republic of Yemen. TransGlobe’s common shares trade on the Toronto Stock Exchange under the symbol TGL and on the NASDAQ Exchange under the symbol TGA. TransGlobe’s convertible debentures trade on the Toronto Stock Exchange under the symbol TGL.DB.

Cautionary Statement to Investors:
This news release may include certain statements that may be deemed to be “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Such statements relate to possible future events. All statements other than statements of historical fact may be forward-looking statements. Forward-looking statements are often, but not always, identified by the use of words such as “seek”, “anticipate”, “plan”, “continue”, “estimate”, “expect”, “may”, “will”, “project”, “predict”, “potential”, “targeting”, “intend”, “could”, “might”, “should”, “believe” and similar expressions. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results or events to differ materially from those anticipated in such forward-looking statements. Although TransGlobe’s forward-looking statements are based on the beliefs, expectations, opinions and assumptions of the Company’s management on the date the statements are made, such statements are inherently uncertain and provide no guarantee of future performance. In particular, this press release contains forward-looking statements regarding the Company's plans to issue a quarterly and a special dividend to shareholders. Actual results may differ materially from TransGlobe’s expectations as reflected in such forward-looking statements as a result of various factors, many of which are beyond the control of the Company, including obtaining bank lender and regulatory approval for the payment of the proposed dividends. The ability of the Company to declare and pay dividends in the future are subject to factors which include, but are not limited to, unforeseen changes in the rate of production from TransGlobe’s oil and gas properties, changes in price of crude oil and natural gas, adverse technical factors associated with exploration, development, production or transportation of TransGlobe’s crude oil and natural gas reserves, changes or disruptions in the political or fiscal regimes in TransGlobe’s areas of activity, changes in tax, energy or other laws or regulations, changes in significant capital expenditures, delays or disruptions in production due to shortages of skilled manpower, equipment or materials, economic fluctuations, and other factors beyond the Company’s control. With respect to forward-looking statements contained in this press release regarding the Company's ability to pay dividends in the future, assumptions have been made regarding, among other things: the Company’s ability to obtain qualified staff and equipment in a timely and cost-efficient manner; the regulatory framework governing royalties, taxes and environmental matters in the jurisdictions in which the Company conducts and will conduct its business; future capital expenditures to be made by the Company; future sources of funding for the Company’s capital programs; geological and engineering estimates in respect of the Company’s reserves and resources; and the geography of the areas in which the Company is conducting exploration and development activities. TransGlobe does not assume any obligation to update forward-looking statements if circumstances or management’s beliefs, expectations or opinions should change, other than as required by law, and investors should not attribute undue certainty to, or place undue reliance on, any forward-looking statements. Please consult TransGlobe’s public filings at www.sedar.com and www.sec.gov/edgar.shtml for further, more detailed information concerning these matters, including additional risks related to TransGlobe's business.

For further information, please contact: Investor Relations Steve Langmaid Telephone: (403) 444-4787 Email: investor.relations@trans-globe.com Web site: www.trans-globe.com

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